Exhibit 5.2

From :		Ong Kangxin	Tel :	+65 6890 7188
ong.kangxin@agasia.law			Fax :	+65 6631 7965

Our reference	:	OKX/WONGZY/1026001109	5 March 2026
Your reference	:	-

Equinix Asia Financing Corporation Pte. Ltd. 79 Robinson Road #22-01 CapitaSky Singapore 068897

Dear Sirs

Equinix Asia Financing Corporation Pte. Ltd.

Issue of U.S.$700,000,000 4.400% Senior Notes due 2031

1.	We have acted as the Singapore legal advisers to Equinix Asia Financing Corporation Pte. Ltd. (the “Issuer”) in connection with the filing by the Company of the Registration Statement (as defined in the Schedule to this opinion) under the U.S. Securities Act of 1933, including the Prospectus (as defined in the Schedule to this opinion) relating to the offering by the Company of U.S.$700,000,000 4.400% Senior Notes due 2031 (the “Notes”, which expression includes the Global Note (as defined below)) unconditionally and irrevocably guaranteed by Equinix, Inc. (the “Guarantor”), as described in the Prospectus.

2.	For the purpose of rendering this opinion, we have examined (i) the documents listed and, where appropriate, defined in the Schedule to this opinion and (ii) such other documents as we have considered necessary to examine in order that we may render this opinion. Except as stated herein, we have not examined any contract, instrument or other document entered into by or affecting the Issuer or any of the corporate records of the Issuer and have not made any other enquiries concerning the Issuer.

3.	We have assumed:

(i)	that each of the Indenture (as defined in the Schedule to this opinion) is within the capacity and powers of, and has been validly authorised by, each party thereto (other than the Issuer) and has been validly executed and delivered by or on behalf of each party thereto;

(ii)	the genuineness of all signatures and seals on all documents, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the completeness, and conformity to original documents, of all copies submitted to us and the authenticity of the originals of such latter documents;

(iii)	that (a) the copy of the Constitution and the Certificate of Incorporation of the Issuer and (b) the extract of the Board Resolutions (as defined in the Schedule to this opinion) submitted to us for examination are true, complete and up-to-date copies and have not been modified, supplemented or superseded;

Allen & Gledhill LLP

One Marina Boulevard #28-00 Singapore 018989

Tel: +65 6890 7188    |    Fax +65 6327 3800

allenandgledhill.com

Allen & Gledhill LLP (UEN/Registration No. T07LL0925F) is registered in Singapore under the Limited Liability Partnerships Act 2005 with limited liability. A list of the Partners and their professional qualifications may be inspected at the address specified above.

(iv)	that (a) none of the parties to the Indenture nor any of their respective officers or employees has notice of any matter which would adversely affect the validity or regularity of the Board Resolutions and (b) the Board Resolutions were passed in accordance with the procedures set out in the Constitution of the Issuer, have not been rescinded or modified and remain in full force and effect and that no other resolution or other action has been taken which may affect the validity or regularity of the Board Resolutions;

(v)	that the information disclosed by the search made on 5 March 2026 (the “ACRA Search”) at the Accounting and Corporate Regulatory Authority in Singapore (the “ACRA”) against the Issuer is true and complete and that such information has not since then been materially altered and that the ACRA Search did not fail to disclose any material information which had been delivered for filing but did not appear on the public file at the time of the ACRA Search;

(vi)	that the information disclosed by the searches of Appeal Cases, Admiralty, Civil Cases, Enforcement and Insolvency (including Judicial Management) modules made 5 March 2026 in respect of the years 2025 and 2026 on the Cause Book Search of the Singapore Judiciary’s Integrated Electronic Litigation System against the Issuer (the “Court Searches”) is true and complete and that such information has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for filing but was not disclosed at the time of the searches;

(vii)	that in exercising the power of the Issuer to enter into the Indenture, issue and deliver the Notes and to undertake and perform the obligations expressed to be undertaken and performed by it under the Indenture and the Notes, its directors are acting in good faith and in furtherance of its substantive objects and for its legitimate purpose and that the entry into of the Indenture may reasonably be considered to have been in the interests, and for the commercial benefit, of the Issuer;

(viii)	that the Issuer has not, at the time of entry into the transactions contemplated by the Indenture and the Notes, (a) entered into or initiated any process for any arrangement or compromise (including scheme of arrangement or compromise), nor does it have any intention to propose any arrangement or compromise, (b) initiated any corporate voluntary arrangements or entered into any composition agreement with its creditors, (c) been declared unable to pay its debts and liabilities (including contingent and prospective liabilities) or otherwise insolvent, (d) commenced or been the subject of any winding-up procedure whatsoever, (e) requested or been subject to the appointment of, or any application being made or resolution being passed for the appointment of, any receiver (including a receiver and manager), trustee, judicial manager, liquidator, sequestrator, administrative receiver, administrator or similar officer (including any interim or provisional officer), (f) been in a position where it is unable to pay its debts and liabilities (including contingent and prospective liabilities) or is otherwise insolvent or has become unable to pay its debts and liabilities (including contingent and prospective liabilities) or been in a position where its assets are less than its liabilities (including contingent and prospective liabilities) or is otherwise insolvent by reason of or as a result of the entering into or completion of the transactions contemplated by the Indenture and the Notes or (g) been subject to any event similar to any of the above under the laws of any jurisdiction;

(ix)	that no party to the Indenture is, or will be, engaging in or is aware of misleading or unconscionable or improper conduct or seeking to conduct any relevant transaction or associated activity in a manner or for a purpose not evident on the face of the Indenture which might render the Indenture or the Notes or any relevant transaction or associated activity illegal, void or voidable, irregular or invalid;

(x)	that (a) the Notes will be duly issued, executed, authenticated, delivered, offered and sold in accordance with the terms of the Indenture and (b) all Note certificates (including the Global Note) are accurately and properly completed and are authenticated and issued in accordance with the Indenture and that the name of each holder of a Note in registered form is correctly registered in the relevant register (the “Register”);

(xi)	that the Indenture and the Notes constitutes legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all relevant jurisdictions, other than Singapore and, in particular, the Indenture and the Notes constitutes the legal, valid, binding and enforceable obligations of the parties thereto for all purposes of the laws of the State of New York by which it is expressed to be governed;

(xii)	that there are no provisions of the laws of any relevant jurisdiction, other than Singapore, which may be contravened by the execution or delivery of the Indenture or the offering, issue, sale and delivery of the Notes and that, insofar as any obligation expressed to be incurred or performed under the Indenture or the Notes is to be performed in, or is otherwise subject to the laws of, any relevant jurisdiction other than Singapore, its performance of such obligation will not be illegal and such obligation will be valid and binding on and enforceable against the relevant party by virtue of the laws of that jurisdiction;

(xiii)	that the choice of the laws of the State of New York as the governing law of the Indenture and the Notes has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of New York as a matter of the laws of the State of New York and all other relevant laws except the laws of Singapore;

(xiv)	the Indenture and the Notes have the same meaning and effect under the laws of the State of New York as it would have if it were interpreted under Singapore law by a court;

(xv)	apart from as set out in the Indenture and the Notes, there are no other dealings between the parties that affect the Indenture or the Notes;

(xvi)	that no director of the Issuer has an interest in the transactions contemplated by the Indenture or the Notes;

(xvii)	that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Indenture and the Notes and the offering, issue, sale and delivery of the Notes have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(xviii)	that all forms, returns, documents, instruments, exemptions or orders required to be lodged, filed, notified, advertised, recorded, registered or renewed with any governmental body or agency outside Singapore, at any time prior to, on or subsequent to the issue of the Notes, for the legality, validity and enforceability of the Indenture and the Notes and the offering, issue, sale or delivery of the Notes, have been or will be duly lodged, filed, notified, advertised, recorded, registered or renewed and that any conditions in relation to such lodgement, filing, notification, advertisement, recording, registration or renewal have been or will be duly satisfied;

(xix)	that the Notes are issued in a single tranche on or about the date of this opinion;

(xx)	that the transactions contemplated by the Indenture and the Notes are private acts for commercial purposes and are not related to anything done in the exercise of sovereign authority and the property against which enforcement is to be taken or sought to be taken is used or intended to be used for commercial purposes and the Issuer is not the sovereign or other head of State, a state-owned entity, a government or quasi-government authority, the central bank or other monetary authority of any State;

(xxi)	the correctness of all facts stated in the Indenture and the Prospectus (other than those stated below); and

4.	The ACRA Searches and the Court Searches revealed no application for or order or resolution for the winding-up and no notice of appointment of a receiver or judicial manager for the Issuer. The Court Searches have revealed no lawsuits or legal proceedings pending against the Issuer for the period from 1 January 2025 to 5 March 2026 at the Supreme Court and the State Courts of Singapore. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed at the ACRA immediately.

5.	Based upon and subject to the foregoing, and subject to the qualifications set forth below and any matters not disclosed to us, we are of the opinion that:

(i)	the Issuer is a company duly incorporated and validly existing under the Companies Act 1967 of Singapore

(ii)	the Issuer has the requisite corporate power to execute, issue and deliver the Indenture, to issue the Notes and to perform its obligations under the Indenture and the Notes; and

(iii)	all necessary corporate actions required under the laws of Singapore have been taken by the Issuer to authorise the execution, issue and delivery of, and the performance by it of its obligations under, the Indenture and the Notes.

6.	This opinion relates only to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. In particular, we have made no investigation of the laws of the State of New York or Delaware as a basis for this opinion and do not express or imply any views on such laws. We have made no investigation of, and do not express or imply any views on, the laws of any country, other than Singapore. In respect of the Indeture, the Notes and the Prospectus, we have assumed due compliance with all matters concerning the laws of all relevant jurisdictions, other than Singapore.

7.	The term “enforceable” as used above means that the obligations assumed or to be assumed by the Issuer under the Indenture and the Notes are of a type which the Singapore courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally relating to or affecting creditors’ rights;

(ii)	enforcement may be limited by general principles of equity - for example, equitable remedies may not be available where damages are considered to be an adequate remedy;

(iii)	claims may become barred under the Limitation Act 1959 of Singapore or may be or become subject to defences of set-off or counterclaim; and

(iv)	where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction.

8.	In addition, this opinion is subject to the following qualifications:

(i)	that a certificate, determination, notification or opinion of the Underwriters or the Trustee as to any matter provided for in the Indenture or the Notes may be held by the Singapore courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error;

(ii)	where under the Indenture or the Notes, any person is vested with discretion or may determine a matter according to its opinion, Singapore law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

(iii)	a Singapore court may stay proceedings if concurrent proceedings are brought elsewhere;

(iv)	where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

(v)	provisions in the Indenture and the Notes as to severability may not be binding under the laws of Singapore and the question of whether or not provisions which are illegal, invalid or unenforceable may be severed from other provisions in order to save such other provisions depends on the nature of the illegality, invalidity or unenforceability in question and would be determined by a Singapore court at its discretion;

(vi)	a Singapore court may refuse to give effect to clauses in the Indenture and the Notes in respect of the costs of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs;

(vii)	provisions in the Indenture or the Notes relating to any additional interest or other sum imposed by the Indenture or the Notes on the Issuer where it has defaulted in the performance of any of its obligations may not be enforceable in a Singapore court if they are construed as a penalty;

(viii)	any term of an agreement may be amended orally by all the parties notwithstanding provisions to the contrary in the Indenture and the Notes;

(ix)	this opinion is given on the basis that there has been no amendment to or termination or replacement of the documents, authorisations and approvals referred to in paragraphs 2 and 3 of this opinion and on the basis of the laws of Singapore in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Singapore after the date of this opinion;

(x)	under general principles of Singapore law, except as provided in the Contracts (Rights of Third Parties) Act 2001 of Singapore, a person who is not a contracting party to an agreement is not entitled to the benefits of the agreement and may not enforce the agreement;

(xi)	we give no opinion on tax matters and in particular give no opinion on the tax consequences of any transaction contemplated by the Indenture, the Notes or any related document;

(xii)	duties to enter into negotiations and further agreements (including but not limited to those in relation to the Indenture, the Notes and any other documents which are currently contemplated or which have been entered into but which are incomplete) in due course may not be effectively enforceable; and

(xiii)	the enforcement in Singapore of the Indenture, of the Notes and of foreign judgments will be subject to Singapore rules of civil procedure.

9.	As the primary purpose of our professional engagement was not to establish or confirm factual matters and because of the wholly or partially non-legal character of many of the statements in the Prospectus, we express no opinion or belief on and do not assume any responsibility for the accuracy, completeness or fairness of any of the statements contained in the Prospectus and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements.

10.	We consent to the use and filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Guarantor and further consent to its incorporation by reference into the Registration Statement. In giving this consent, we do not hereby admit and shall not be deemed to admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

11.	This opinion is addressed to the Company solely for its own benefit. Save for the filing of this opinion with the SEC as an exhibit to the to a report on Form 8-K to be filed by the Guarantor on the date hereof and its incorporation by reference into the Registration Statement, it is not to be transmitted to, nor is it to be relied upon by, any other person or quoted or referred to in any public document or filed with any governmental agency or other person without our consent in writing. This opinion is not to be relied upon by, nor do we do not accept any liability to anyone other than the Company (even though you may have provided a copy to another person in accordance with the terms of this paragraph) without our express written consent.

Yours faithfully

/s/ Allen & Gledhill LLP

Allen & Gledhill LLP

SCHEDULE

1.	A copy of the base prospectus dated 13 February 2026, as supplemented by the prospectus supplement dated 19 February 2026 (the “Prospectus”), contained in the Registration Statement on Form S-3 (Registration No. 333-275203) of the Guarantor filed with the United States Securities and Exchange Commission on 27 October 2023, as amended by the Post-Effective Amendment No. 1 on 18 March 2024, the Post-Effective Amendment No. 2 on 10 November 2025 and the Post-Effective Amendment No. 3 on 13 February 2026, (the “Registration Statement”).

2.	A signed copy of the base indenture dated 13 February 2026 as supplemented by the supplemental indenture (the “Supplemental Indenture”) dated 5 March 2026, each made between (1) the Issuer, as issuer, (2) the Guarantor, as guarantor, and (3) the Trustee, as trustee (the “Indenture”).

3.	Copies of the Constitution and the Certificate of Incorporation of the Issuer.

4.	An extract of the resolutions of the board of directors of the Issuer (the “Board Resolutions”) passed on 11 February 2026.

5.	The form of the Global Note exhibited in the Supplemental Indenture (the “Global Note”).